Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the amended Registration Statements (Forms S-3 No. 333-71452-01 and 333-113977-01) and (Forms S-4 No. 333-60355-01 and 333-136801-01) of AIMCO Properties, L.P. and in the related Prospectuses of our reports dated February 29, 2008 with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P., and the effectiveness of internal control over financial reporting of AIMCO Properties, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Denver, Colorado
February 29, 2008